Exhibit 3.1

ARTICLES OF AMENDMENT
TO
THE AMENDED AND RESTATED BY-LAWS
OF
FIRST M & F CORPORATION

Pursuant to the provisions of Section 79-4-10.20 of the Mississippi Business Corporation Act and in accordance with Article XI of the Amended and Restated By-Laws of First M & F Corporation (the “By-Laws”), the Board of Directors of First M & F Corporation hereby adopts the following Articles of Amendment to the Bylaws:

The By-Laws are hereby amended as follows:

(a)    Article II, Section 1, of the By-Laws is amended by deleting the first sentence thereof and inserting the following therefor:

The annual meeting of the shareholders shall be held on the second Wednesday in the month of April or on such other day in the month of April as the Board of Directors determines in its discretion, such meeting to be held at the hour set by the Board of Directors in the Notice required in Section 4 of this Article II, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

(b)    Article II, Selection 11, of the By-Laws is deleted in its entirety, and the following is substituted therefor:

SECTION 11. Cumulative Voting. Unless otherwise provided by law, at each election for directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of candidates. For the avoidance of doubt, if at the time of any shareholders meeting at which directors are to be elected the Board of Directors is divided into two or more classes of directors, then the number of votes a shareholder shall be entitled to vote cumulatively at such meeting shall be determined on a class-by-class basis (as opposed to determining the number of votes based on the total number of directors to be elected at such meeting if directors in more than one class are to be elected at the same meeting), such that a shareholder shall have the right to cumulate his votes by giving one or more candidates nominated for election with respect to a specified class of directors as many votes as the number of such directors to be elected in that class multiplied by the number of his shares shall equal.

(c)    Article II, Section 13, of the By-Laws is amended by deleting the first sentence of the second paragraph of subsection (d) in its entirety and inserting the following therefor:

This Section 13 of Article II of these By-Laws shall constitute the exclusive means for a shareholder to propose business to be brought before an annual or special meeting (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended and included in the Corporation's notice of meeting).

(d)    Article III, Section 2, of the By-Laws is amended by deleting “unencumbered common stock of the Corporation in the amount of at least Seventy-Five Thousand Dollars ($75,000.00) fair market value” and substituting “at least Twenty-Thousand (20,000) shares of common stock of the Corporation” therefor;

(e)    Article III, Section 3, of the By-Laws is amended by deleting “and Rule 14a-11 thereunder” from the fifth paragraph thereof;

(f)    Article III, Section 4, of the By-Laws is amended by deleting subsection (c) in its entirety and substituting the following therefor:

(c)    Executive Sessions. Each Board of Directors meeting agenda will include time for an executive session with only independent directors present. At the first meeting of the Board following the annual shareholders meeting, the “independent directors” (as defined in the Nasdaq Marketplace Rules or other listing standards then-applicable to the Corporation) serving on the Board shall elect a lead independent director (the “Lead Director”) for a term of one year, with the powers and duties described below; provided, however, that if the Chairman is an independent director, then no Lead Director shall be elected and the Chairman, so long as he or she remains an independent director, shall assume the powers and responsibilities of the Lead Director. The Lead Director shall serve in that capacity for one year or until his or her successor shall have been duly selected in accordance with the foregoing.

The Lead Director shall have the power and responsibility to: (i) in consultation with the Chairman, approve the annual schedule of meetings of the Board of Directors, set the agenda of such meetings and approve the materials to be provided to each director prior to such meetings; (ii) set the schedule for and the agenda of all executive sessions of the independent directors, of which the Lead Director shall serve as chairman, approve and distribute the materials, if any, to be provided to each independent director prior to such executive sessions, and generally coordinate the activities of the independent directors, including consulting with such independent directors regarding matters to be addressed at meetings of the Board of Directors or at executive sessions; (iii) act as a liaison between the Chairman and the members of the Board of Directors who are independent directors as well as between management of the Corporation and the other members of the Board of Directors; (iv) in coordination with the Compensation Committee, undertake a performance evaluation of the Chief Executive Officer of the Corporation; (v) in coordination with the Chairman and the Nominating and Governance Committee, assess annually the overall committee structure of the Board of Directors and the organization (including the committee charters), composition and performance of each committee, with the Lead Director being an ex-officio member of each standing committee of the Board of Directors; and (vi) oversee the Board of Director's shareholder communication policies and procedures, including, under appropriate circumstances, meeting with shareholders wishing to communicate with the Board of Directors other than through the Chairman. In addition to such specific duties, the Lead Director shall have such powers and responsibilities as determined from time to time by the Board of Directors. Finally, the Lead Director shall generally familiarize himself or herself with the Corporation, its business and the competitive factors within its industry, as well as with the elements of effective corporate governance.

(g)    Article III, Section 5, of the By-Laws is amended by deleting the first two sentences thereof and inserting the following therefor:

Notice of any special meeting shall be given at least 24 hours previously thereto by written notice delivered personally, by mail or by electronic transmission to each director at his business address. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid; if sent by electronic transmission, such notice shall be deemed to be delivered when transmitted electronically to the director to the electronic mail address as it appears in the records of the Corporation.

(h)    Article III, Section 9, of the By-Laws is amended by deleting the first sentence thereof and substituting the following therefor:

Directors shall be paid such compensation and benefits for their services on the Board of Directors and committees thereof as shall be determined from time to time by the Board of Directors.

(i)    Article IV, Section 1, of the By-Laws is deleted in its entirety, and the following is substituted therefor:

SECTION 1. Number. The officers of the Corporation shall be elected by the Board of Directors and may be as follows: (1) Chairman of the Board, (2) Vice Chairman of the Board, (3) Chief Executive Officer, (4) President, (5) Secretary and (6) Treasurer. The Board of Directors may also elect such other officers or assistant officers as they deem necessary for the proper operation of the Corporation. Any two or more offices may be held by the same person except the office of Chairman of the Board and Vice Chairman of the Board. The officers of the Corporation may consist of and serve concurrently as the officers of the Bank.

(j)    Article IV, Section 5, of the By-Laws is deleted in its entirety, and the following is substituted therefor:

SECTION 5. Chairman of the Board. The Chairman of the Board (the “Chairman”) shall, when present, preside at all meetings of the shareholders and of the Board of Directors.

(k)    Article IV of the By-Laws is amended by inserting the following as new Section 7, and renumbering the remaining sections of Article IV accordingly:

SECTION 7. Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. He may sign, with the Secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.

(l)    Article IV, Section 8 (as renumbered in accordance with subsection (j) above), is amended by deleting the reference to “the Chairman, or in his absence, the Vice Chairman” and substituting “the Chief Executive Officer” therefor;

(m)    Article IV, Sections 9 and 10 (as renumbered in accordance with subsection (j) above), are amended by deleting the references therein to “the Chairman” and substituting “the Chief Executive Officer” therefor;

(n)    Article VI, Section 2, of the By-Laws is deleted in its entirety, and the following is substituted therefor:

SECTION 2. Transfer of Shares. Transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of succession, assignation or authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and, in the case of certificated shares, on surrender for cancellation of the certificate for such shares to the Corporation or the transfer agent of the Corporation. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

The Board of Directors may appoint a transfer agent (or co-transfer agents) and registrar (or co-registrars) and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of the Corporation.

(o)    The following shall be inserted as new Article XII of the By-Laws:

ARTICLE XII

FORUM SELECTION

Unless the Corporation otherwise consents in writing to the selection of an alternative forum, the state courts in Attala County, Mississippi, or the federal courts for the Northern District of Mississippi shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any director, officer or other employee of the Corporation to the Corporation or the Corporation's shareholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Mississippi Business Corporation Act or the Corporation's Articles of Incorporation, as amended, or Amended and Restated By-Laws, as amended, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine; provided, that the foregoing shall not apply where (y) the applicable Mississippi court has determined that an indispensable party is not subject to the jurisdiction of the Mississippi courts but can be joined in another forum located in the continental United States or (z) a federal court of the United States of America has assumed exclusive jurisdiction over the matter. Without limiting the general binding nature of these By-Laws on shareholders of the Corporation as provided under Mississippi law, any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.